SCHEDULE A

to the

ETF Master Services

Agreement between

Zacks Trust

and

Ultimus Fund Solutions, LLC

dated April 26, 2021

Fund Portfolio(s)

Zacks Earnings Consistent Portfolio ETF

Zacks Small/Mid Cap ETF

Zacks Focus Growth ETF

Zacks Quality International ETF

Zacks Income ETF

Zacks Preferred Income ETF

Zacks All-Cap Core ETF

Zacks Small-Cap Core ETF

The parties duly executed this Schedule A dated as of July 20, 2026.

Zacks Trust on its own behalf and on behalf of the Funds	Ultimus Fund Solutions, LLC
By: /s/ Mitch Zacks Name: Mitch Zacks Title: President and Chief Executive Officer	By: /s/ Gary Tenkman Name: Gary Tenkman Title: Chief Executive Officer